Filed Pursuant to Rule 424(b)(2)
Registration No. 333-148023

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Title of Each Class	Aggregate Offering	Amount of
	of Securities to be Registered	Price	Registration Fee
Debt Securities	5.25% Notes due 2014	$500,000,000	$27,900
Debt Securities	6.50% Notes due 2019	$500,000,000	$27,900

Prospectus Supplement
April 28, 2009
(To Prospectus dated December 12, 2007)

$1,000,000,000

Potash Corporation of Saskatchewan Inc.

$500,000,000 5.25% Notes due 2014

$500,000,000 6.50% Notes due 2019

Potash Corporation of Saskatchewan Inc. is offering $500 million aggregate principal amount of 5.25% Notes due 2014 and $500 million aggregate principal amount of 6.50% Notes due 2019. Interest on the notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2009. The Notes due 2014 will mature on May 15, 2014, and the Notes due 2019 will mature on May 15, 2019.

We may redeem the notes of either series in whole or in part at any time and from time to time at the applicable redemption price described under “Description of the Notes — Optional Redemption” in this prospectus supplement. If a Change of Control Triggering Event (as defined herein) occurs with respect to a particular series of notes, we will be required to offer to purchase such series of notes from holders on the terms described in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes of each series will be issued only in registered book-entry form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note		Per Note
	due 2014	Total	due 2019	Total

Public offering price(1)	99.757%	$498,785,000	99.916%	$499,580,000
Underwriting discounts	0.600%	$3,000,000	0.650%	$3,250,000
Offering proceeds to PotashCorp before expenses(1)	99.157%	$495,785,000	99.266%	$496,330,000

(1)	Plus accrued interest from May 1, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about May 1, 2009 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC
               HSBC
RBC Capital Markets

Co-Managers
Scotia Capital
BMO Capital Markets
Mitsubishi UFJ Securities
CIBC World Markets
Rabo Securities USA, Inc.
Comerica Securities
SOCIETE GENERALE
Goldman, Sachs & Co.
UBS Investment Bank

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated December 12, 2007, which is part of our Registration Statement on Form S-3 (Registration No. 333-148023).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

These securities will not be offered or sold in Canada or to any individual or company in Canada in contravention of the securities laws of Canada or any province or territory thereof. Each underwriter has agreed that it will not distribute any material related to these securities in Canada in contravention of the securities laws of Canada or any province or territory thereof.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Except as otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our,” “PotashCorp” and the “Company” refer to Potash Corporation of Saskatchewan Inc. and its consolidated subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

We present our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of certain significant differences between Canadian GAAP and accounting principles generally accepted in the United States, or U.S. GAAP, as they relate to us, we refer you to Note 33 to our audited financial statements as of and for the fiscal year ended December 31, 2008, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All references to “$” and “dollars” in this prospectus supplement and the accompanying prospectus are to United States dollars and, except where noted, all financial information is presented in accordance with Canadian GAAP.

Except where noted, all references to per-share amounts pertain to diluted net income per share.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that relate to future events or our future financial performance. Statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan” and similar expressions constitute forward-looking statements. These statements are based on certain factors and assumptions as set forth in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective income tax rates. We consider these factors and assumptions to be reasonable based on information currently available.

We disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Forward-looking statements are subject to important risks and uncertainties that are difficult to predict. The results or events predicted in forward-looking statements may differ materially from actual results or events. Some of the factors that could cause actual results or events to differ from current expectations include the following, some of which are described in greater detail in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	variances from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates;

•	fluctuations in supply and demand for fertilizer, including fluctuations as a result of economic or political conditions in our markets, which, among other things, can cause volatility in the prices of our fertilizer products;

•	fluctuations in the prices and availability of other raw materials, including sulfur, which is a primary input in our phosphate operations;

•	fluctuations in the cost and availability of transportation and distribution for our raw materials and products, including ocean freight;

•	changes in competitive pressures, including pricing pressures;

•	the current global financial crisis and changes in credit markets;

•	the results of negotiations with China and India;

•	timing and amount of capital expenditures;

•	volatility in the price of natural gas, which is the primary raw material used for our nitrogen products, and risks associated with our continued ability to manage natural gas costs in the United States through hedging activities;

•	changes in capital markets and corresponding effects on the Company’s investments, and changes in currency and exchange rates;

•	unexpected or adverse weather conditions, which can impact demand for fertilizer and timing of fertilizer sales during the year;

•	unexpected geological conditions, including water inflows;

•	imprecision in reserve estimates;

•	the outcome of legal proceedings;

•	strikes or other forms of work stoppage or slowdown;

•	changes in, and the effects of, government policy and regulations, including environmental regulations and regulations and actions affecting our transportation and sale of natural gas, which could increase our costs of compliance and otherwise affect our business;

•	acquisitions we may undertake in the future; and

•	earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates.

These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents and reports filed by us with the Securities and Exchange Commission, or the Commission, and the Canadian provincial securities commissions. You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

As a result of these factors, we cannot assure you that any of the events or results anticipated by forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus will occur or, if they do, what impact they will have on our business or on our results of operations and financial condition.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for more information about important risks that you should consider before investing in the notes.

Potash Corporation of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc. (NYSE: POT; TSX: POT) is the world’s largest integrated fertilizer and related industrial and feed products company. We are the largest producer of potash worldwide by capacity. In 2008, we estimate our potash operations represented 17% of global production and 22% of global potash capacity. We are the third largest producer of phosphates worldwide by capacity. In 2008, we estimate our phosphate operations produced 5% of world phosphoric acid production. We are the third largest nitrogen producer worldwide by ammonia capacity. In 2008, we estimate our nitrogen operations produced 2% of the world’s ammonia production.

Our potash is produced from six mines in Saskatchewan and one mine in New Brunswick. Of these mines, we own and operate five in Saskatchewan and one in New Brunswick. Our phosphate operations include the manufacture and sale of solid and liquid phosphate fertilizers, animal feed supplements and industrial acid, which is used in food products and industrial processes. We believe that our North Carolina facility is the world’s largest integrated phosphate mine and processing plant. We also have a phosphate mine and two mineral processing plant complexes in northern Florida and six phosphate feed plants in the United States. We can produce a variety of phosphate products at our Geismar, Louisiana facility. Our nitrogen operations involve the production of nitrogen fertilizers and nitrogen feed and industrial products, including ammonia, urea, nitrogen solutions, ammonium nitrate and nitric acid. We have nitrogen facilities in Georgia, Louisiana, Ohio and Trinidad.

We are organized under the laws of Canada. Our principal executive offices are located at 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, and our telephone number is (306) 933-8500.

Recent Developments

On April 23, 2009, we issued a news release announcing our preliminary unaudited financial results for the first quarter ended March 31, 2009. We announced net income of $308.3 million, or $1.02 per share, compared to $566.0 million, or $1.74 per share, for the first quarter of 2008. Net income in the first quarter of 2009 included income tax adjustments of $166.8 million, or $0.55 per share.

Gross margin for the first quarter of 2009 was $229.6 million compared to $856.0 million for the first quarter of 2008, with almost three-quarters of the 2009 total attributable to potash. A sharp decline in sales volumes significantly impacted first-quarter potash gross margin, which fell to $166.6 million from $514.6 million in the same quarter of 2008. Sales volumes to North American customers declined 86 percent, while offshore volumes fell 78 percent. Only 0.5 million tonnes were sold in the first quarter of 2009, compared to 2.5 million tonnes in first-quarter 2008. Average realized potash prices in first-quarter 2009 were almost $250 per tonne higher than in the same quarter last year because of price increases during 2008. We anticipate lower potash sales volumes through at least the first half of 2009. With customers drawing down inventories in all major markets, we expect a more normal second half of 2009 followed by increased demand in 2010.

Phosphate gross margin of $8.8 million in the first quarter of 2009 was 94 percent lower than the $156.0 million for the same period last year. Our total phosphate sales volumes were 36 percent lower than in the first quarter of 2008, largely because of lower liquid fertilizer, feed and industrial volumes. Compared to the first quarter of 2008, prices for solid fertilizer declined 48 percent, while prices for liquid fertilizer, feed and industrial products increased 25 percent, 35 percent and 72 percent, respectively. We believe profitability in our solid fertilizer business will be challenged in the near term. However, we expect to benefit from our flexible production capabilities at Aurora by focusing on higher-margin, non-fertilizer markets.

Nitrogen gross margin of $54.2 million in the first quarter of 2009 was 71 percent lower than the $185.4 million for first-quarter 2008. Although total nitrogen sales volumes were down 5 percent from last year’s first quarter, fertilizer volumes increased 32 percent. Nitrogen prices were down sharply from last year’s first quarter. We expect that global demand for nitrogen could weaken after the spring planting season in the Northern Hemisphere, and industrial demand is likely to stay depressed throughout 2009. However, we expect that lower US natural gas prices relative to other major producing regions will limit imports from some offshore competitors and keep the US market relatively balanced.

Due primarily to our potash capacity expansion projects in Saskatchewan and New Brunswick, capital expenditures on property, plant and equipment were $366.1 million in the first quarter of 2009, up 86 percent from the same quarter last year. All of our expansion projects are continuing as scheduled.

	For the
	Three Months Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)

Statements of Operations and Cash Flow Data:
Sales	$922.5	$1,890.6
Interest expense	23.2	11.2
Income before income taxes	195.2	737.8
Net income	308.3	566.0
Cash provided by operating activities	98.7	442.3

Other Financial Data:
EBITDA(1)	292.4	828.9
Adjusted EBITDA(1)	292.4	872.0
Free cash flow(2)	(194.4)	250.5

	As at
	March 31,	December 31,
	2009	2008
	(in millions)
	(unaudited)

Financial Position Data:
Cash and cash equivalents	$255.1	$276.8
Short-term debt and current portion of long-term debt(3)	539.1	1,324.1
Long-term debt(3)	2,824.7	1,739.5
Shareholders’ equity	4,909.0	4,588.9

(1)	“EBITDA” and “adjusted EBITDA” are non-GAAP financial measures. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months
	Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)

Net income	$308.3	$566.0
Income taxes	(113.1)	171.8
Interest expense	23.2	11.2
Depreciation and amortization	74.0	79.9

EBITDA	292.4	828.9
Provision for auction rate securities	—	43.1

Adjusted EBITDA	$292.4	$872.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. We use EBITDA and adjusted EBITDA as supplemental financial measures of our operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of our day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. We believe that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

(2)	“Free cash flow” is a non-GAAP financial measure. Set forth below is a reconciliation of free cash flow to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months
	Ended
	March 31,
	2009	2008
	(in millions)
	(unaudited)

Free cash flow	$(194.4)	$250.5
Additions to property, plant and equipment	366.1	196.5
Purchase of long-term investments	—	174.5
Other assets and intangible assets	11.2	4.0
Changes in non-cash operating working capital	(84.2)	(183.2)

Cash provided by operating activities	$98.7	$442.3

We use free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. We also believe that this measurement is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

(3)	Effective January 21, 2009, our 364-day credit facility was amended to increase available borrowings to $1,500.0 and to extend the maturity date to May 28, 2010. The amount available under the credit facility was again increased on March 5, 2009 to $1,850.0. As the credit facility was extended for a period greater than one year, draws made under it during the first quarter of 2009 have been classified as long-term debt obligations. Outstanding borrowings at March 31, 2009 were $555.0. Draws of $1,000.0 under this pre-amended facility at December 31, 2008 were classified as short-term debt.

The Offering

Issuer	Potash Corporation of Saskatchewan Inc.

Securities Offered	$1,000,000,000 aggregate principal amount of notes consisting of:

• $500,000,000 aggregate principal amount of 5.25% Notes due 2014; and

• $500,000,000 aggregate principal amount of 6.50% Notes due 2019.

Maturity Date	May 15, 2014 for the Notes due 2014. May 15, 2019 for the Notes due 2019.

Interest Rate	The Notes due 2014 will bear interest from May 1, 2009 at the rate of 5.25% per annum. The Notes due 2019 will bear interest from May 1, 2009 at the rate of 6.50% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2009.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability to:

• incur debt secured by liens; and

• engage in certain sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications. For more information on these covenants, please see the information under the caption “Description of Debt Securities — Certain Covenants” in the accompanying prospectus.

Change of Control	Upon the occurrence of both (1) a change of control and (2) a downgrade of a particular series of notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase such series of notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Change of Control” in this prospectus supplement.

Optional Redemption	We may redeem the notes of either series, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed; and

  • the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on the redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a

360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 50 basis points for the Notes due 2014 and 50 basis points for the Notes due 2019.

We will also pay any accrued and unpaid interest on the notes to the redemption date. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Additional Amounts	Payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes, unless we are required to withhold or deduct Canadian taxes by law. If we are required to withhold or deduct for Canadian taxes with respect to any payment made regarding the notes, we will pay such additional amounts as may be necessary so that the net amount received by the holders of the notes after such deduction or withholding is not less than the amount such holders would have received in the absence of the withholding or deduction. See “Description of Debt Securities — Certain Covenants — Additional Amounts” in the accompanying prospectus.

Use of Proceeds	We estimate the net proceeds from the sale of the notes to be approximately $991.8 million after deducting underwriting discounts and commissions and expenses of the offering. We intend to use the net proceeds to repay outstanding indebtedness under our $1,850.0 million revolving credit facility maturing May 28, 2010 and our $750.0 million revolving credit facility maturing May 31, 2013, and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, before investing in the notes.

Trustee	The Bank of Nova Scotia Trust Company of New York.

Form and Denomination	Each series of notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depositary Trust Company, or DTC, and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Book-Entry System” in this prospectus supplement.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Summary Historical Consolidated Financial Data

The following financial information is only a summary and you should read it in conjunction with the historical consolidated financial statements of PotashCorp and the related notes contained in reports and other information that PotashCorp has previously filed with the Commission. The following summary historical consolidated financial data as of and for each of the three years ended December 31, 2008, 2007 and 2006 have been derived from PotashCorp’s audited consolidated financial statements. PotashCorp’s consolidated financial statements are prepared in accordance with Canadian GAAP. For a discussion of certain significant differences between Canadian GAAP and U.S. GAAP, as they relate to PotashCorp, see Note 33 to PotashCorp’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. See “Incorporation by Reference” in this prospectus supplement.

	As of and for the
	Year Ended December 31,
	2008	2007	2006
	(in millions except per share data)

Statement of Operations Data:
Canadian GAAP
Total sales	$9,446.5	$5,234.2	$3,766.7
Operating income	4,635.1	1,588.5	875.5
Income before income taxes	4,572.3	1,519.8	789.9
Net income	3,495.2	1,103.6	631.8
Net income per share:
Basic	11.37	3.50	2.03
Diluted	11.01	3.40	1.98
Dividends per share	0.40	0.35	0.20
U.S. GAAP
Total sales	$9,446.5	$5,234.2	$3,766.7
Operating income	4,633.8	1,582.5	885.8
Income before income taxes	4,571.0	1,513.8	800.2
Net income	3,395.2	1,061.5	625.8
Net income per share:
Basic	11.04	3.36	2.01
Diluted	10.70	3.27	1.96
Dividends per share	0.40	0.35	0.20
Financial Position Data:
Canadian GAAP
Cash and cash equivalents	$276.8	$719.5	$325.7
Total assets	10,248.8	9,716.6	6,217.0
Short-term debt	1,323.9	90.0	157.9
Long-term debt(1)	1,739.5	1,339.4	1,357.1
Shareholders’ equity	4,588.9	6,018.7	2,780.3
U.S. GAAP
Cash and cash equivalents	$276.8	$719.5	$325.7
Total assets	9,889.4	9,483.6	7,038.9
Short-term debt	1,323.9	90.0	157.9
Long-term debt(1)	1,739.5	1,339.4	1,339.8
Shareholders’ equity	4,203.3	5,863.6	3,402.9

(1)	Excludes current portion of long-term debt, which, as of December 31, 2006, included $400.0 million of 7.125% senior notes that matured on June 15, 2007.

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the Commission that are incorporated by reference herein and therein and, in particular, the risks described below and the risk factors of PotashCorp in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference herein, before making an investment decision. The risks described below or incorporated by reference herein are not the only ones facing PotashCorp. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and the risks described below and in the documents incorporated by reference may also adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

The notes are unsecured and are subordinated to all of our existing and future secured indebtedness.

The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral for any secured indebtedness would be made available to satisfy the obligations to our secured creditors before any payments are made on the notes. See “Description of Debt Securities — General” in the accompanying prospectus.

The notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors.

We have made only limited covenants in the indenture for the notes.

The indenture for the notes does not:

•	establish a sinking fund for the notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness generally or indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur any indebtedness, including secured indebtedness generally or any indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability generally to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

The notes have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that active trading markets for the notes will develop, be maintained or be liquid. If active trading markets for the notes do not develop, are not maintained or are not liquid, the market prices of the notes may be adversely affected.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to a particular series of notes, subject to certain conditions, we will be required to make an offer to repurchase all outstanding notes of such series at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes — Change of Control” in this prospectus supplement. The source of funds for such a repurchase will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Triggering Event to make required repurchases of notes tendered. In addition, the terms of certain of our other existing indebtedness provide that certain change of control events will require us to make an offer to repurchase such outstanding indebtedness. Our future debt instruments may contain similar provisions. It is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to complete the required repurchase of the notes and, if applicable, our other indebtedness.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately $991.8 million after deducting underwriting discounts and commissions and expenses of the offering. We intend to use the net proceeds to repay outstanding indebtedness under our $1,850.0 million revolving credit facility maturing May 28, 2010 and our $750.0 million revolving credit facility maturing May 31, 2013, and for general corporate purposes. As of April 24, 2009, we had $745.0 million of borrowings outstanding under the $1,850.0 million credit facility and $650.0 million of borrowings outstanding under the $750.0 million credit facility. As of April 24, 2009, the weighted average interest rate applicable to borrowings under the $1,850.0 million credit facility was 3.50%, and the weighted average interest rate applicable to borrowings under the $750.0 million credit facility was 0.96%. We used the proceeds from borrowings under the credit facilities for share repurchases, capital expenditures and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization (including short-term debt) as of December 31, 2008 on an actual basis and on an as adjusted basis to give effect to the sale of the notes and the application of the net proceeds from the sale of the notes. You should read the information in this table in conjunction with PotashCorp’s audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement.

	As of
	December 31, 2008
	Actual	As Adjusted
	(in millions)

Cash and cash equivalents	$276.8	$276.8

Short-term debt(1)	$1,323.9	$332.1

Long-term debt, including current portion:
5.25% notes due May 15, 2014 offered hereby	—	500.0
6.50% notes due May 15, 2019 offered hereby	—	500.0
5.875% notes due December 1, 2036	500.0	500.0
4.875% notes due March 1, 2013	250.0	250.0
7.75% notes due May 31, 2011	600.0	600.0
Credit facility borrowings(2)	400.0	400.0
Other	(10.3)	(10.3)

Total long-term debt (including current portion of long-term debt)	1,739.7	2,739.7

Total debt	3,063.6	3,071.8

Shareholders’ equity:
Common shares (unlimited authorization of common shares without par value; issued and outstanding 295,200,987 shares)	1,402.5	1,402.5
Contributed surplus	126.2	126.2
Accumulated other comprehensive income	657.9	657.9
Retained earnings	2,402.3	2,402.3

Total shareholders’ equity	4,588.9	4,588.9

Total capitalization	$7,652.5	$7,660.7

(1)	PotashCorp has an unsecured line of credit available for short-term financing in the amount of $55.0 million (net of letters of credit of $20.0 million). As of December 31, 2008, PotashCorp also had a $1,000.0 million 364-day credit facility. As of December 31, 2008, $1,000.0 million of borrowings were outstanding under this facility. In January 2009, this facility was amended to increase the available borrowings to $1,500.0 million and extend the maturity date to May 28, 2010. In March 2009, this facility was amended to increase the available borrowings to $1,850.0 million. As of December 31, 2008, PotashCorp also had $324.8 million of outstanding commercial paper.

(2)	PotashCorp has two revolving credit facilities that provide for unsecured advances in the amounts of $750.0 million and $180.0 million, respectively. As of December 31, 2008, $220.0 million of borrowings and $180.0 million of borrowings were outstanding under these facilities, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed using amounts reported under Canadian GAAP and U.S. GAAP for the periods indicated below. Earnings for this purpose have been calculated by adding income taxes, fixed charges and distributed income of equity investees to net income, and deducting interest capitalized and income from equity investees. Fixed charges for this purpose consist of the total of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

	Year Ended December 31,
	2004		2005		2006		2007		2008

Canadian GAAP	4.06	x	6.17	x	5.07	x	8.80	x	24.32	x
U.S. GAAP	4.15	x	6.22	x	5.12	x	8.78	x	24.32	x

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 5 of the accompanying prospectus. As used under “Prospectus Supplement Summary — The Offering” and under this heading, “Description of the Notes,” all references to “we,” “us,” “our,” “PotashCorp” and the “Company” refer to Potash Corporation of Saskatchewan Inc. excluding any of its subsidiaries.

General

We will issue the 5.25% Notes due 2014 in the aggregate principal amount of $500,000,000 and the 6.50% Notes due 2019 in the aggregate principal amount of $500,000,000 pursuant to an indenture dated as of February 27, 2003 between us and The Bank of Nova Scotia Trust Company of New York, the trustee for the notes. The 5.25% Notes due 2014 will mature on May 15, 2014, and the 6.50% Notes due 2019 will mature on May 15, 2019. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will bear interest at the annual rates shown on the cover of this prospectus supplement and will accrue interest from May 1, 2009 or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

Commencing November 15, 2009, interest will be payable twice a year, on May 15 and November 15, to the person in whose name a note is registered at the close of business on the May 1 or November 1 that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

As contemplated under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” on page 14 of the accompanying prospectus, the satisfaction of certain conditions will permit us to discharge some or all of our obligations under the indenture with respect to the notes. In addition, we may discharge our obligations with respect to certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus for more information.

Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness. See “Risk Factors — We have made only limited covenants in the indenture for the notes” in this prospectus supplement.

Re-opening of the Notes

We are initially offering the 5.25% Notes due 2014 in the aggregate principal amount of $500,000,000 and the 6.50% Notes due 2019 in the aggregate principal amount of $500,000,000. We may from time to time, without the consent of the holders of the notes, create and issue further notes of a series having the same terms and conditions in all respects as the notes of such series being offered hereby, except for the issue date, the issue price and, in some cases, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes of such series being offered hereby.

Optional Redemption

The notes of each series will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points for the Notes due 2014 and 50 basis points for the Notes due 2019,

together with, in each case, accrued interest on the principal amount of the notes to be redeemed to the date of redemption.

In connection with such optional redemption, the following defined terms apply:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Banc of America Securities LLC and HSBC Securities (USA) Inc. and their respective successors and two other nationally recognized investment banking firms, each of which is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of a series of notes are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Change of Control

If a Change of Control Triggering Event occurs with respect to a particular series of notes, unless we have exercised our right to redeem such series of notes as described above, we will be required to make an offer to repurchase all, or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), of each holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to a particular series of notes, we will be required to mail a notice to holders of such series of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such series of notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of a series of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to mail promptly to each holder who properly tendered notes the purchase price for such notes and the trustee will be required to authenticate and mail (or cause to be transferred by book entry) promptly to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on a series of notes is changed from an Investment Grade Rating to below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our voting stock normally entitled to vote in elections of directors; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of this prospectus supplement; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate a series of notes or fails to make a rating of a series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The failure by us to comply with the obligations described under “— Change of Control” will constitute an event of default with respect to such series of notes.

Book-Entry System

The certificates representing each series of notes will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Legal Ownership of Debt Securities — Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the trustee under the indenture. An affiliate of the trustee is a lender to us under our $750.0 million revolving credit facility maturing May 31, 2013 and our $1,850.0 million revolving credit facility maturing May 28, 2010 and also maintains other normal banking relationships, including the maintenance of depositary accounts, with us and certain of our subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Kaye Scholer LLP, our United States tax counsel, has advised that the following is a fair summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the acquisition, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Unless otherwise indicated, this summary addresses only notes purchased at original issue at their initial offering price and applies only to beneficial owners that hold the notes as capital assets (generally, property held for investment) within the meaning of section 1221 of the Code.

This summary is intended for general information purposes only and does not address all of the U.S. federal income tax considerations that may be relevant to a particular U.S. holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons holding notes as part of a hedging or conversion transaction or a straddle, and holders of 10% or more of our voting shares. The discussion does not address any non-U.S., state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a note that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was in existence on August 20, 1996 and was validly treated as a domestic trust, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

Prospective purchasers of the notes who are not U.S. holders should consult with their own tax advisor regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

If a partnership (or other entity properly classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only and should not be construed as tax advice to any holder of the notes. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as non-U.S., state, or local laws and tax treaties, and the possible effects of changes in tax laws. We also refer you to “Canadian Federal Income Tax Considerations.”

Taxation of Interest

Interest on notes beneficially owned by a U.S. holder generally will be taxable as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. holder’s adjusted tax basis in the notes. The amount realized by a U.S. holder is the sum of the cash plus the fair market value of any other property received on such sale, exchange, redemption or other taxable disposition. A U.S. holder’s adjusted tax basis in the notes generally will be its cost for the notes.

The gain or loss a U.S. holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. holder has held the notes for more than one year at the time of such sale, exchange, redemption or other taxable disposition. For certain non-corporate U.S. holders (including individuals), under current law, long-term capital gains are generally taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

The gain a U.S. holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to interest and to the proceeds received on the disposition of the notes paid within the United States (and in certain cases, outside the United States) to U.S. holders that are not exempt recipients (such as corporations). In general, a U.S. holder that is not an exempt recipient will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner.

If you are not a U.S. holder, in order to avoid information reporting and U.S. federal backup withholding tax requirements you will have to comply with certification procedures to establish that you are not a U.S. person.

The preceding discussion is only a general summary of certain of the U.S. federal income tax implications of an investment in the notes. Prospective investors are urged to consult with their own tax advisors prior to investing to determine the tax implications of such investment in light of each such investor’s particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Davies Ward Phillips & Vineberg LLP, our Canadian tax counsel, has advised that the following is a fair summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) and the regulations thereunder (which we refer to in this section as the “Act” and the “Regulations”, respectively) in effect at the date hereof generally applicable to a holder of the notes who:

•	acquires the notes pursuant to this prospectus supplement;

•	holds the notes as capital property (in general the notes will be considered to be capital property to a holder of notes unless the holder holds the notes as inventory in the course of carrying on a business, or the holder acquired the notes in a transaction or transactions considered to be an adventure or concern in the nature of trade);

•	deals at arm’s length with us for purposes of the Act at all times (under the Act, related persons are deemed not to deal at arm’s length with each other, and it is a question of fact whether persons not related to each other deal at arm’s length);

•	is neither resident nor deemed to be resident in Canada for purposes of the Act, the Regulations and any applicable tax treaty at any time; and

•	does not ever use or hold and is not deemed ever to use or hold the notes in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time.

Such a holder is hereinafter referred to as a “Non-Resident Holder.”

Special rules which are not discussed in this summary may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the “Proposals”) and our Canadian counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the Proposals as so announced although we cannot assure you that this will occur.

This summary does not otherwise take into account or anticipate any changes in law or practice, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. Non-Resident Holders should be aware that the acquisition, holding and disposition of the notes may have tax consequences in the jurisdiction in which they reside which are not described in this prospectus supplement.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder, and no representations with respect to the income tax consequences to any particular Non-Resident Holder are made. Accordingly, you should consult your own tax advisor for advice with respect to the tax consequences to you of acquiring, holding and disposing of notes, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Taxation of Interest and Dispositions

The payment by the Company of interest, premium, if any, or principal on a note to a Non-Resident Holder will not be subject to Canadian withholding tax under the Act. No other taxes on income (including capital gains) will be payable under the Act in respect of the holding, redemption or disposition of the notes, including a disposition as the result of an optional redemption of a note by us.

The discussion in this section “Canadian Federal Income Tax Considerations” is a summary of certain material Canadian federal income tax considerations for a holder of notes and does not purport to deal with all aspects of Canadian income taxation. For example, the foregoing is not intended to provide any commentary on the income tax consequences and implications to a holder of notes following (a) any of the events or arrangements summarized under “Description of Securities — Discharge, Defeasance and Covenant Defeasance” beginning on page 14 of the accompanying prospectus; (b) a successor entity assuming the payments under the notes as summarized under “Description of Securities — Merger, Consolidation or Sale” beginning on page 8 of the accompanying prospectus; or (c) assumption of obligations under the notes by any other party. Accordingly, no opinion is expressed as to the applicability of any withholding tax to or the income tax treatment of any payments (including proceeds of disposing of the notes) that may be received by holders of the notes following the events or arrangements described under (a), (b) or (c) above.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets Corporation are acting as representatives, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

	Principal Amount	Principal Amount
Underwriter	of 5.25% Notes due 2014	of 6.50% Notes due 2019

Banc of America Securities LLC	$175,000,000	$175,000,000
HSBC Securities (USA) Inc.	75,000,000	75,000,000
RBC Capital Markets Corporation	75,000,000	75,000,000
BMO Capital Markets Corp.	55,000,000	55,000,000
Scotia Capital (USA) Inc.	55,000,000	55,000,000
CIBC World Markets Corp.	15,000,000	15,000,000
Rabo Securities USA, Inc.	15,000,000	15,000,000
Mitsubishi UFJ Securities (USA), Inc.	12,500,000	12,500,000
Comerica Securities, Inc.	7,500,000	7,500,000
SG Americas Securities, LLC	7,500,000	7,500,000
Goldman, Sachs & Co.	4,000,000	4,000,000
UBS Securities LLC	3,500,000	3,500,000

Total	$500,000,000	$500,000,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to dealers at this price less a concession not in excess of 0.350% of the principal amount per Note due 2014 and 0.400% of the principal amount per Note due 2019. The underwriters may allow, and the dealers may reallow, discounts not in excess of 0.250% of the principal amount per Note due 2014 and 0.250% of the principal amount per Note due 2019 to other dealers. After the initial offering of the notes, the public offering price, concessions and discounts may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per Note		Per Note
	due 2014	Total	due 2019	Total

Underwriting discount paid by us	0.600%	$3,000,000	0.650%	$3,250,000

The expenses of the offering, not including the underwriting discount, are estimated to be $350,000 and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that active trading markets for the notes will develop, be maintained or be liquid. If active trading markets for the notes do not develop, are not maintained or are not liquid, the market prices of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create short positions in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. They have received and will receive customary fees, commissions or other payments for these transactions. Certain of the underwriters or their affiliates have been or are lenders in connection with one or more of our existing credit facilities. In particular, each of the representatives of the underwriters or their affiliates are lenders under our $1,850.0 million revolving credit facility maturing May 28, 2010 and our $750.0 million revolving credit facility maturing May 31, 2013. A portion of the net proceeds of the sale of the notes will be used to reduce our indebtedness to such lenders under our credit facilities. See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Because more than 10% of the net proceeds from the offering may be used to repay indebtedness owed to the underwriters or their affiliates, this offering will be conducted in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority, Inc.

LEGAL MATTERS

Certain matters involving the laws of the United States will be passed upon for us by Jones Day, our United States counsel, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott LLP, our Canadian counsel. Certain matters involving the tax laws of the United States will be passed upon for us by Kaye Scholer LLP, our United States tax counsel. Certain matters involving the tax laws of Canada will be passed upon for us by Davies Ward Phillips & Vineberg LLP, our Canadian tax counsel. Certain matters involving the laws of the United States will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements, the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which reports (1) express unqualified opinions on the consolidated financial statements and the financial statement schedules and include an explanatory paragraph referring to the changes in our accounting for inventories and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file as we do electronically with the Commission.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference information contained in documents we file with it, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the Commission will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated.

The following documents, which have been filed with the Commission pursuant to the Exchange Act are incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

•	our Current Reports on Form 8-K filed with the Commission on January 22, 2009 and March 6, 2009 (except information furnished under Item 2.02).

In addition, until we sell all of the notes covered by this prospectus supplement or otherwise terminate the offering of the notes, we also incorporate by reference in this prospectus supplement and the accompanying prospectus all documents that we file with the Commission in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such documents, by writing or telephoning us at Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

PROSPECTUS

$2,000,000,000

Potash Corporation of Saskatchewan Inc.

Debt Securities

We may offer from time to time, in one or more series, the debt securities described in this prospectus. The debt securities may be offered and sold by us in one or more offerings with a total aggregate principal amount not to exceed $2,000,000,000. This prospectus describes some of the general terms that may apply to the debt securities. The specific terms of any series of debt securities to be offered will be described in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell the debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. Each prospectus supplement will provide the names of the underwriters, dealers or agents, if any, and the amount, price and terms of the plan of distribution relating to the debt securities to be offered pursuant to such prospectus supplement, as well as the net proceeds we expect to receive from such sale. Our debt securities may be denominated in U.S. dollars or in any other currency, currency units or composite currencies as we may designate.

Investing in our securities involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission and as may be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2007.

You should rely only on the information included in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that included in or incorporated by reference into this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or the securities offered hereby. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

As permitted under the rules of the Securities and Exchange Commission, or SEC, this prospectus incorporates important business information about us that is not included in or delivered with this prospectus but that is contained in documents that we file with the SEC. You may obtain copies of these documents that are incorporated by reference into this prospectus, without charge, from the website maintained by the SEC at http://www.sec.gov. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any amount of the debt securities described in this prospectus in one or more offerings up to an aggregate principal amount of $2,000,000,000 (or its equivalent in foreign currencies, currency units or composite currencies).

This prospectus provides you with a general description of the debt securities we may offer. These summary descriptions are not intended to be complete descriptions of the debt securities. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the debt securities in this prospectus are subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement. A prospectus supplement may also add, update or change other information contained in this prospectus. Before you invest in a particular issue of debt securities, you should read both this prospectus and any related prospectus supplement carefully, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “PotashCorp,” “we,” “our,” “us” and the “company” refer to Potash Corporation of Saskatchewan Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that relate to future events or our future financial performance. Statements containing words such as “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions constitute forward-looking statements. These statements are based on certain factors and assumptions as set forth in this document and the documents incorporated by reference herein, including foreign exchange rates, expected growth, results of operations, performance, business prospectus and opportunities, and effective income tax rates. We consider these factors and assumptions to be reasonable based on information currently available.

We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

Forward-looking statements are subject to important risks and uncertainties that are difficult to predict. The results or events predicted in forward-looking statements may differ materially from actual results or events. Some of the factors that could cause actual results or events to differ from current expectations include the following, some of which are described in greater detail in the documents that are incorporated by reference into this prospectus:

•	variances from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities;

•	fluctuations in supply and demand in fertilizer, including fluctuations as a result of economic or political conditions in our markets, which, among other things, can cause volatility in the prices of our fertilizer products;

•	changes in competitive pressures, including pricing pressure;

•	unexpected or adverse weather conditions, which can impact demand for fertilizer and timing of fertilizer sales during the year;

•	volatility in the price of natural gas, which is the primary raw material used for our nitrogen products, and risks associated with our continued ability to manage natural gas costs in the United States through hedging activities;

•	fluctuations in the prices and availability of other raw materials, including sulfur, which is a primary input in our phosphate operations;

•	fluctuations in the cost and availability of transportation and distribution for our raw materials and products, including ocean freight;

•	unexpected geological conditions, including water inflows;

•	imprecision in reserve estimates;

•	changes in capital markets and corresponding effects on the company’s investments;

•	changes in currency and exchange rates;

•	the outcome of legal proceedings;

•	changes in government regulations, including environmental regulations, which could increase our costs of compliance and otherwise affect our business;

•	acquisitions we may undertake in the future; and

•	earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates.

These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in other documents and reports filed by us with the SEC and the Canadian provincial securities commissions. You may obtain copies of these documents and reports as described under the heading “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

As a result of these factors, we cannot assure you that any of the events or results anticipated by forward-looking statements included or incorporated by reference in this prospectus will occur or, if they do, what impact they will have on our business or on our results of operations and financial condition.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. In addition, we post our filed documents on our website at http://www.potashcorp.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC and documents that we will file with the SEC in the future. The information incorporated by reference is an important part of this prospectus, and information in documents that we file subsequently with the SEC will automatically update and supersede information in this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007;

•	our quarterly report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 7, 2007;

•	our quarterly report on Form 10-Q for the period ended June 30, 2007, filed with the SEC on August 3, 2007;

•	our quarterly report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 7, 2007; and

•	our current reports on Form 8-K filed on May 4, 2007 and October 22, 2007.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Potash Corporation of Saskatchewan Inc.
122 – 1st Avenue South, Suite 500
Saskatoon, Saskatchewan, Canada S7K 7G3
Telephone: (306) 933-8500

In addition, you may access all of the above filings on our website at http://www.potashcorp.com.

PRESENTATION OF FINANCIAL INFORMATION

We present our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of certain significant differences between Canadian GAAP and accounting principles generally accepted in the United States, or U.S. GAAP, as they relate to PotashCorp, we refer you to the Note 32 to our audited financial statements as of and for the fiscal year ended December 31, 2006, which are incorporated by reference into this prospectus from our annual report on Form 10-K for the fiscal year ended December 31, 2006.

All references to “$” and “dollars” in this prospectus are to U.S. dollars and, except where noted, all financial information is presented in accordance with Canadian GAAP.

POTASH CORPORATION OF SASKATCHEWAN INC.

We are one of the world’s largest integrated fertilizer and related industrial and feed products companies, with significant market share in each of the three primary nutrient products—potash, phosphate and nitrogen. We are the largest producer of potash worldwide by capacity.

We are organized under the laws of Canada. Our principal executive offices are located at 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities described in this prospectus as set forth in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed using amounts reported under Canadian GAAP and U.S. GAAP for the periods indicated below. Earnings for this purpose have been calculated by adding income taxes, fixed charges and distributed income of equity investees to net income, and deducting interest capitalized and income from equity investees. Fixed charges for this purpose consist of the total of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

	Nine Months Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Canadian GAAP:	8.31	5.07	6.17	4.06	(1)	1.72
U.S. GAAP:	8.31	5.12	6.22	4.15	(2)	1.83

(1)	Earnings were inadequate to cover fixed charges by $156.8 million for the year ended December 31, 2003.

(2)	Earnings were inadequate to cover fixed charges by $86.7 million for the year ended December 31, 2003.

SELECTED CONSOLIDATED FINANCIAL DATA

On May 2, 2007, our Board of Directors approved a three-for-one stock split of our outstanding common shares. The stock split was effected in the form of a stock dividend of two additional common shares for each share owned by shareholders of record at the close of business on May 22, 2007. Information on an adjusted basis, showing the impact of this split for each of 2004, 2005 and 2006 and the first quarter of 2007 is presented in the table below. Comparative results for the second and third quarters of 2007 are also included.

	Year Ended December 31,			Quarter Ended
				March 31,	June 30,	September 30,
	2004	2005	2006	2007	2007	2007

Basic net income per share — Canadian GAAP	0.92	1.67	2.03	0.63	0.91	0.77
Diluted net income per share — Canadian GAAP	0.90	1.63	1.98	0.62	0.88	0.75
Basic net income per share — U.S. GAAP	0.90	1.64	2.01	0.64	0.82	0.88
Diluted net income per share — U.S. GAAP	0.87	1.60	1.96	0.62	0.80	0.86

DESCRIPTION OF DEBT SECURITIES

As required by U.S. federal securities law for all notes and bonds that are publicly offered in the United States, the debt securities offered pursuant to this prospectus are governed by a document called an indenture. The indenture is a contract between us, as issuer, and The Bank of Nova Scotia Trust Company of New York, as trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. You should read the indenture for a more complete understanding of the provisions we describe below. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

In the discussion that follows, we summarize particular provisions of the indenture. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. For example, in this section we use defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in any prospectus supplement.

We describe in this section the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

General

Debt securities offered through this prospectus will be limited to an aggregate initial public offering price of $2,000,000,000 or the equivalent in one or more foreign currencies, currency units or composite currencies. The indenture provides that debt securities may be issued thereunder in an unlimited amount. The debt securities may be issued in one or more series, as established by us or as established in the indenture or in one or more indentures supplemental to the indenture. Not all securities of one series need be issued at the same time and, unless otherwise provided, any series may be reopened, without the consent of the holders of the securities of that series, for issuances of additional securities of that series. (Section 3.01)

The debt securities described in this prospectus will be direct unsecured obligations of PotashCorp and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture that may be applicable in the case of that issue of debt securities, will be described in the related prospectus supplement. This description will include, where applicable:

•	the title, aggregate principal amount and denominations of the debt securities;

•	the price, expressed as a percentage of the principal amount, at which the debt securities will be issued and, if other than the principal amount, the portion of the principal amount payable upon the acceleration of the maturity of the debt securities, or the method by which any such portion will be determined;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

•	the date from which interest on the debt securities will accrue, the dates on which interest will be payable, the date on which payment of interest will commence, the record dates for interest payment dates, the persons to whom interest will be paid and the basis upon which interest will be calculated, if other than that of a 360-day year of 12 30-day months;

•	the place or places where the principal of (and premium, if any) and interest on debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the terms and conditions on which we may, at our option, redeem the debt securities, in whole or in part, including the period or periods for redemption and price or prices at which the debt securities may be redeemed;

•	the terms and conditions on which we may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a security holder;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be another currency or units of two or more other currencies or a composite currency or currencies, and the terms and conditions relating to those currencies;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

•	any additional restrictive covenants included for the benefit of holders of the debt securities;

•	any additional events of default provided with respect to the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary;

•	whether the debt securities will be issued in certificated or book-entry form;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus, or any modification of those provisions;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in the place of making such payment; and

•	any other terms, conditions, rights and preferences of the debt securities. (Section 3.01)

We may issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amounts. We will describe in the related prospectus supplement any special U.S. or Canadian federal income tax, accounting and other considerations that may apply to any such original issue discount securities.

The prospectus supplement for each offering of debt securities may add to or change statements contained in this prospectus. Except as described in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged transaction or that would prohibit other transactions that could adversely affect holders of the debt securities.

Form, Denomination, Registration or Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities only in registered form.

We may issue debt securities of a series in whole or in part in the form of one or more global securities. (Section 2.03)

Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in integral multiples of $1,000. We will specify the denomination of any series of debt securities denominated in a foreign or composite currency or currency units in the related prospectus supplement. If applicable, we will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global security or securities. (Sections 3.01 and 3.02)

The trustee will act as our agent for registering debt securities in the names of holders and recording transfers of debt securities, although we may appoint another entity to perform this function or perform this function ourselves. The entity performing this function is called the “security registrar.”

You may transfer or exchange debt securities at the office of the security registrar. You will not be required to pay any service charge for any registration of transfer or exchange of debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. You may have your debt securities, other than a global security, exchanged for more debt securities of smaller permitted denominations or for fewer debt securities of larger permitted denominations. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 3.05)

Neither we nor the trustee will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion of a debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid. (Section 3.05)

Global Debt Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the related prospectus supplement. Global securities will be registered in the name of the depositary or its nominee. Unless a global security is exchanged in whole or in part for debt securities in definitive form, a global security generally may be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee. (Sections 3.02 and 3.05)

A general description of global securities arrangements is set forth below under “Legal Ownership of Securitie—Global Securities.” The specific terms of the depositary arrangement with respect to any debt securities of a series issued in global form will be described in the prospectus supplement related to such series. We expect that the provisions of the next two paragraphs will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary. These institutions are called “participants.” The participant accounts to be credited will be designated by the underwriters or agents for such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that interest will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that hold through participants.

Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the security register at the record date for such interest. The principal of (and applicable premium, if any, on) any series of debt securities will be payable at the corporate trust office of the trustee, which initially will be One Liberty Plaza, New York, New York 10006; except that, at our option, payment of interest may be made by check mailed to each holder at the holder’s registered address or by wire transfer of funds to each holder at an account maintained within the United States. (Sections 3.01, 3.07 and 10.02)

If any interest is not punctually paid or provided for on any interest payment date, then interest will stop being payable to the holder on the relevant regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of such defaulted interest. A special record date will be fixed by the trustee and notice will be given to the holder of the debt security not more than 15 days and not less than ten days prior to the special record date. In addition, defaulted interest may be paid at any time in any other lawful manner, all as more completely described in the indenture. (Section 3.07)

We may appoint one or more paying agents to effect payments in respect of debt securities. We will identify any paying agent for a series of debt securities in the applicable prospectus supplement. We may terminate the appointment of any paying agent at any time, except that we will maintain at least one paying agent in New York City for payments with respect to debt securities of any series payable in U.S. dollars. (Section 10.02)

Any money paid to a paying agent in respect of any debt security that remain unclaimed at the end of two years (or such shorter period of time for return of such money to PotashCorp under applicable abandoned property laws) after the relevant amounts shall have become due and payable will be repaid to us. Holders of these debt securities will thereafter look only to us for payment of these amounts. (Section 10.03)

Merger, Consolidation or Sale

Under the indenture we may amalgamate or consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•	either we will be the continuing entity or the successor entity will be an entity organized and existing under the laws of Canada or any province or territory of Canada or the United States or any State thereof or the District of Columbia, and the successor entity will expressly assume payment of the principal of (and premium, if any) and interest on all of the securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions will be delivered to the trustee. (Sections 8.01 and 8.04)

Certain Covenants

Additional Amounts

Payments made by us under or with respect to the debt securities will be free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the Government of Canada or of any province or territory of Canada or by any authority or agency therein or thereof having power to tax, which we refer to as Taxes, unless we are required to withhold or deduct Taxes by law.

If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to certain Taxes specified in the indenture, which we refer to as excluded Taxes. Excluded Taxes include Taxes:

•	that would not have been imposed but for the fact that the payment is made to a holder whom we do not deal with at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time we make such payment;

•	that would not have been imposed but for the existence of any present or former connection between the holder and Canada or any province or any territory of Canada unless the connection is only holding the debt securities or the receipt of payments on the debt securities;

•	that would not have been imposed but for the presentation by the holder of such debt security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent; or

•	that would not have been imposed but for the failure of the holder to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner of such debt security.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to the holders of the debt securities certified copies of tax receipts evidencing payment by us within 30 days after the date the payment of any Taxes is due.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such additional amounts will be payable, the amounts payable and such other information necessary to enable the trustee to pay such additional amounts to holders on the payment date. Wherever in this prospectus or a prospectus supplement we mention the payment of the principal of (or premium, if any) or interest on or any other amount payable under, or in respect of, any debt security of any series, we include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

Our obligation to pay additional amounts if and when due will survive the termination of the indenture and the payment of all amounts under or with respect to the debt securities. (Section 10.06)

Limitation on Liens

We may not, and we may not permit any of our subsidiaries to, incur any lien on or with respect to any of our or any of our subsidiaries’ principal property (as this term is defined below) owned on or acquired after the date of the indenture to secure debt without making (or causing such subsidiary to make) effective provision for securing the debt securities equally and ratably with such debt as to such principal property for as long as such debt is so secured. If such debt is subordinate to the debt securities, we must secure the debt securities as to such principal property prior to such debt for so long as such debt is so secured.

The restrictions on liens will not apply to:

•	liens in respect of debt existing on the date of the indenture;

•	liens on or with respect to property that is not principal property;

•	liens securing only debt securities issued under the indenture;

•	liens in favor of us or any of our subsidiaries;

•	liens on property existing immediately prior to the time of acquisition of such property (and not created in anticipation of the financing of such acquisition);

•	liens to secure debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of property used in our business or the business of any of our subsidiaries and subject to such liens, provided that the principal amount of any debt secured by such a lien does not exceed 100% of such purchase price or cost, such lien does not extend to or cover any property other than such property and any such improvements, and such debt is incurred within 12 months of such purchase, construction or improvement;

•	liens on property of a person existing at the time such person is merged with or into or amalgamated or consolidated with us or any of our subsidiaries that were not created in anticipation of the acquisition of such person, provided that such lien does not extend to or cover any property other than that of the person so merged, amalgamated or consolidated;

•	liens on any principal property in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract or statute of such governmental body; and

•	liens to secure debt incurred to extend, renew, refinance, replace or refund (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, any secured debt existing on the date of the indenture or any debt secured by any lien referred to in the foregoing exceptions, so long as in each such case the lien does not extend to any other property and the debt so secured is not increased other than for reasonable costs related to such extension, renewal, refinancing, replacement or refunding.

In addition, we and our subsidiaries may incur a lien or liens to secure debt (excluding debt secured by liens permitted under the exceptions listed above) the aggregate amount of which, including attributable debt in respect of sale and leaseback transactions, does not exceed 15% of our consolidated net tangible assets, as such term is defined in the indenture, determined in accordance with Canadian GAAP. We and our subsidiaries may also incur a lien or liens to secure any debt incurred pursuant to a sale and leaseback transaction, without securing the debt securities equally and ratably with or prior to such debt, provided that such sale and leaseback transaction is permitted by the provisions of the indenture described below under “—Limitation on Sale and Leaseback Transactions.” (Section 10.07)

For purposes of the limitation on liens covenant and the limitation on sale and leaseback transactions covenant, which is described below, the term “principal property” means any real property interest that is held by us or any of our subsidiaries and that has a gross book value exceeding 5% of our consolidated net tangible assets (other than any interest that our board of directors determines is not material to our business), or any of the capital stock or debt securities issued by any of our significant subsidiaries, as such term is defined in the indenture.

Limitation on Sale and Leaseback Transactions

We may not, and we may not permit any of our subsidiaries to, enter into any sale and leaseback transaction with respect to any principal property (except for a period, including renewals, not exceeding 36 months) unless:

•	at the time of entering into such sale and leaseback transaction, we (or such subsidiary) would be entitled to incur debt, in a principal amount equal to the attributable debt (as this term is defined below) in respect of such sale and leaseback transaction, secured by a lien, without equally and ratably securing the debt securities;

•	we apply (or such subsidiary applies), within 12 months after the sale or transfer, an amount equal to the greater of the net proceeds of the principal property sold pursuant to the sale and leaseback transaction or the fair value (in the opinion of an executive officer of ours) of such principal property to the acquisition of or construction on property used or to be used in the ordinary course of our business or the business of our subsidiary, and we shall have elected to designate such amount as a credit against such sale and leaseback transaction; or

•	subject to the following paragraph, we apply (or such subsidiary applies), within 12 months after the sale or transfer, an amount equal to the net proceeds of the principal property sold pursuant to the sale and leaseback transaction to the voluntary defeasance or retirement of debt, which amount will not be less than the fair value (in the opinion of an executive officer of ours) of such principal property less an amount equal to the principal amount of such debt voluntarily defeased or retired by us or such subsidiary within such 12-month period and not designated as a credit against any other sale and leaseback transaction. (Section 10.08)

Notwithstanding the foregoing, in no event will we be required to defease or retire, in the aggregate with respect to any and all such sale and leaseback transactions, more than 25% of the original aggregate principal amount of a series of debt securities on or prior to the fifth anniversary of the original issue date thereof. If the aggregate net proceeds that we would be otherwise required to use to defease or retire securities on or prior to the fifth anniversary of the issue date would exceed 25% of the original aggregate principal amount of such series (such excess we refer to as the 25% excess proceeds), then promptly after such fifth anniversary we will defease or retire securities in an amount equal to the 25% excess proceeds. Pending such defeasing or retiring of securities, the 25% excess proceeds will be invested and maintained by us and for our benefit in permitted short-term investments, and we will not distribute such proceeds in respect of our common shares. (Section 10.08)

For purposes of the limitation on sale and leaseback transactions covenant, the term “attributable debt” means, with respect to any sale and leaseback transaction, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under the lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). For this purpose, “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in the period by the lessee, not including, however, any amounts required to be paid by the lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

Events of Default, Notice and Waiver

The indenture provides that the following events are events of default with respect to any series of debt securities:

•	default in the payment of interest on, or any additional amount payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

•	default in the payment of principal (or premium, if any) of any debt security of that series when due;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty of PotashCorp contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities other than that series), and the continuance of that default or breach for 60 days after written notice by the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	a default in respect of indebtedness for borrowed money (including obligations under leases required to be capitalized on the balance sheet of the lessee under Canadian GAAP, but not including any indebtedness for which recourse is limited to property purchased) in an aggregate principal amount in excess of $100,000,000 that results in the acceleration of the due date of that indebtedness, without the acceleration having been rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of PotashCorp or any of our significant subsidiaries; and

•	any other event of default provided with respect to that particular series of debt securities. (Section 5.01)

An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

We are required to file with the trustee annual officers’ certificates as to the absence of specified defaults under the indenture. (Section 10.05)

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will, at the request of holders of not less than 25% in principal amount of the then-outstanding debt securities of the relevant series, declare the principal of, and premium, if any, on, all debt securities of the series to be due and payable, together with accrued interest. The indenture provides that, in certain cases, the holders of a majority in principal amount of the then-outstanding debt securities of a series may on behalf of the holders of all debt securities of that series waive any past default or event of default and rescind and annul any such declaration and its consequences. (Section 5.02)

The trustee may require indemnification from the holders of debt securities of a series before proceeding to exercise any right or power under the indenture at the request of those holders. (Section 6.01) The holders of a majority in principal amount of the then-outstanding debt securities of any series may:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to the debt securities of that series; and

•	take any other action authorized to be taken under the indenture or under applicable law.

However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders. (Section 5.12)

No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	notice of default by that holder;

•	a written request to enforce the indenture by the holders of not less than 25% in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class); and

•	an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class) do not give a direction to the trustee that is inconsistent with the enforcement request. (Section 5.07) These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates. (Section 5.08)

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities. (Section 6.02)

Modification of the Indenture

The indenture provides that, in general, we and the trustee may modify the indenture or the rights of the holders of any debt securities so long as we obtain the consent of the holders of not less than a majority in principal amount of the then-outstanding debt securities affected by the modification. The indenture also provides, however, that we may not effect any modification without the consent of each affected holder if that modification would:

•	change the stated maturity of the principal of (or premium, if any) or any installment of interest on any debt security;

•	reduce the principal amount of any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment for any debt security or change the currency in which a debt security is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for approval of any proposed modification to the indenture or for waivers of certain covenants or defaults under the indenture, or reduce the requirements for quorum or voting; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of any debt security. (Section 9.02)

We and the trustee are permitted to make modifications and amendments to the indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add covenants for any or all series of debt securities or to surrender any of our rights or powers in the indenture;

•	to add events of default for any or all series of debt securities;

•	to add or change any provisions of the indenture to permit or facilitate the issuance of debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

•	to add guarantees to the securities and guarantors under the indenture or to secure the securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 9.01)

The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 15.01) A meeting may be called at any time by the trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. (Section 15.02) Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. (Section 15.04)

Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. (Section 15.04)

Discharge, Defeasance and Covenant Defeasance

We are permitted under the indenture to discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be. (Section 4.01)

The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”) (Section 14.02), or

•	to be released from our obligations with respect to the debt securities of a series under the restrictions described under “—Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”) (Section 14.03), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates. (Section 14.04)

Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 14.04)

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York. (Section 1.12)

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the trustee under the indenture. An affiliate of the trustee is a lender to us under our syndicated credit facility and also maintains other normal banking relations, including the maintenance of depositary accounts, with us and certain of our subsidiaries.

LEGAL OWNERSHIP OF DEBT SECURITIES

“Street Name” and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. This is called holding in “street name.” Instead, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to securities;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if debt securities are issued only in the form of a global security:

•	you cannot have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

•	the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling or no longer qualified to continue as depositary and we do not or cannot appoint a successor depositary within 90 days; or

•	when we notify the trustee that we wish to terminate the global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term “Holder” as Used in this Prospectus and Elsewhere

In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe the principal Canadian federal income tax consequences to an investor who is not resident or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), who is a resident of the United States for purposes of the Canada-United States Income Tax Convention, who deals with us at arm’s length for purposes of the Income Tax Act (Canada) at all times, and who meets certain other requirements, of acquiring, owning and disposing of our debt securities, including whether the payment by us of principal (and premium, if any) and interest will be subject to Canadian non-resident withholding tax under the Income Tax Act (Canada).

PLAN OF DISTRIBUTION

General

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

The accompanying prospectus supplement will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities are to be listed.

Underwriters, agents and dealers that participate in the distribution of the securities may be “underwriters” as defined in the Securities Act of 1933, or the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.

The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

Underwriters and Agents

If we use underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to various conditions, and the underwriters will be obligated to purchase all the debt securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Any such underwriters or agents may from time to time purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, those underwriters or agents may make a market in the debt securities but are not obligated to do so.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Indemnification; Other Relationships

We may have agreements with any underwriters, agents or dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Underwriters, agents or dealers may engage in transactions with us or our subsidiaries, perform services for us or our subsidiaries or be customers of ours or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, certain matters involving the laws of the United States will be passed upon for us by Jones Day, our United States counsel, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott LLP, our Canadian counsel. Certain matters involving the laws of the United States will be passed upon for any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which reports (1) expressed an unqualified opinion on the financial statements and the related financial statement schedule and include a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles; (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated in this prospectus by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

We are a corporation organized under the laws of Canada. Certain of our directors and executive officers are residents of Canada. Substantial portions of our assets and of our subsidiaries and such individuals are located outside of the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons within the United States in connection with matters arising under the United States federal securities laws or to enforce against them in United States courts judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws. There is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in Canada.

$1,000,000,000

Potash Corporation of Saskatchewan Inc.

$500,000,000 5.25% Notes due 2014

$500,000,000 6.50% Notes due 2019

Prospectus Supplement
April 28, 2009

Banc of America Securities LLC
HSBC
RBC Capital Markets

Scotia Capital
BMO Capital Markets
Mitsubishi UFJ Securities
CIBC World Markets
Rabo Securities USA, Inc.
Comerica Securities
SOCIETE GENERALE
Goldman, Sachs & Co.
UBS Investment Bank